Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Optical Cable Corporation:

We consent to the use of our report dated December 21, 2012, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2012, incorporated by reference herein.

/s/    KPMG LLP

Roanoke, Virginia

June 12, 2013